ALICO RESTRUCTURES REAL ESTATE CONTRACT,
RECEIVES $2.5 MILLION

La Belle, FL., October 6, 2008 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced today that its subsidiary, Alico-Agri, Ltd., had received a payment of $2.5 million in escrow in connection with the restructure of a real estate contract (“East”) with Ginn- LA Naples, Ltd, LLLP (“Ginn”).

The East contract was originally entered into in July 2005 and relates to the sale of approximately 4,538 acres in Lee County Florida.  Under the terms of the restructure, principal payments were extended as follows:

Due Date	Due before restructure	Due after restructure
9/28/8	$ 3,980,000	$2,000,000
9/28/9	12,000,000	1,000,000
9/28/10	12,000,000	1,000,000
9/28/11	26,128,000	4,000,000
9/28/12	-0-	8,000,000
9/28/13	-0-	12,000,000
9/28/14	$-0-	$26,108,000

Interest will continue to accrue on the unpaid balance of the note and be paid in quarterly installments.  The note will bear interest at HSH LIBOR plus 150 basis points from October 1, 2008 to September 28, 2009, HSH LIBOR plus 200 basis points from October 1, 2009 to September 28, 2010 and HSH LIBOR plus 250 basis points thereafter until the note is paid in full.  As a concession for the extended payment terms, Ginn will forfeit release credits it has accumulated on the property in the event of default, foreclosure or bankruptcy.

Ginn did not exercise its option on a second contract (“West”) of $3.6 million.  In connection with this action, Ginn has agreed to provide a deed in lieu of foreclosure on a third contract (“Crockett”) and give up any rights it may have had to the West property.  Alico will thus take possession of the West and Crockett parcels free of any claims by Ginn.

The West and Crockett parcels consist of approximately 980 acres in Lee County, Florida located just south of the Southwest Florida Regional Airport and north of Florida Gulf Coast University, and just east of an I-75 interchange.

Dan L. Gunter, President and CEO of Alico stated, “We are pleased that we were able to reach an agreement with Ginn during these trying financial conditions that is beneficial to our shareholders and keeps Ginn involved in the development of the East property.  The West and Crockett parcels appear to be ideally situated for future growth when the real estate market rebounds.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.
For Further Information Contact:

Dan L. Gunter
LaBelle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. These forward looking statements include the implication that the West and Crockett parcels are ideally situated for future growth, and that the restructured agreements provide the best value for the Company’s shareholders.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.